EXHIBIT 2.5
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                                    AGREEMENT

THIS AGREEMENT made this 14th day of April 2004 by and between Phi-Nest Fund LP located in Florida, and ZAP located at 501 4th Street, Santa Rosa, California.

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1a. ZAP shall pay Phi-Nest Fund LP a sum of 133 Class D II preferred shares (equal to 133,333 common shares) as a private placement.

1b. It is understood that the underlying stock is restricted under Rule 144 guidelines.

The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before April 14, 2004 at the office of ZAP at 501 Fourth Street, Santa Rosa, CA 95401 hereinafter referred to as the ("Closing Date").

This Agreement shall be governed in all respects by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

Dated: April 14, 2004

/s/ Howard Deverett                          /s/ Renay Cude
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Howard Deverett for Phi-Nest LP              Renay Cude for ZAP